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                                                                     Exhibit 3g

                             CO-OPERATION AGREEMENT
                    FOR MINERAL EXPLORATION AND DEVELOPMENT

THIS AGREEMENT is executed and effective as of the 27th day of May, 1996

BETWEEN:

        BUREAU OF GEOLOGY AND MINERAL RESOURCES
        OF XINJIANG UYGUR AUTONOMOUS REGION
        a provincial bureau of Ministry of Geology and Mineral Resources of China (referred to herein as "MGMR-XINJIANG")

        Address: No. 2 Kramay Road West, Urumqi, Xinjiang, China

AND:

        MINCO MINING & METALS CORPORATION
        a corporation incorporated under the laws of British Columbia (referred to herein as "MINCO")

        Address: 1870-401 W. Georgia St., Vancouver, BC
                 Canada V6B 5A1

WHEREAS:

1. MGMR-XINJIANG has various kinds and degrees of interests in certain mineral properties in Xinjiang Uygur Autonomous Region, the People's Republic of China;

2. MGMR-XINJIANG and MINCO (the "Parties") wish to enter into negotiations regarding a possible joint venture agreement (a "JOINT VENTURE CONTRACT") under which both MGMR-XINJIANG and MINCO would operate a co-operative joint venture enterprise (the "JOINT VENTURE") to explore, develop and produce such properties;

3. Pursuant to the appropriate laws and regulations of the People's Republic of China, after extensive discussions and negotiations on the basis of equality and mutual benefit, the Parties to this co-operation agreement (the "CO-OPERATION AGREEMENT") agree to form a co-operative joint venture under which the parties will each use their respective advantages including mineral resources, capital, and technology, to explore, develop, and produce certain mineral properties (as such properties are defined below);

4. MGMR-XINJIANG and MINCO are willing to enter into this Co-operation Agreement on the basis of the premises set out above and on the terms set out below.

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NOW THEREFORE, in consideration of the premises set out above, and the mutual promises set out below, the Parties have agreed and do hereby agree as follows:

1.0     OBJECTIVES OF THE JOINT VENTURE

        The Parties agree to form a co-operative joint venture constituted as a separate legal person in accordance with the Law of the PRC on Sino-Foreign Co-operative Joint Venture Enterprises and other relevant laws and regulations. The objectives of the Joint Venture are to jointly explore, develop and produce mineral resources using an integrated mining company model which combines exploration, development, and production. The Parties will each use their respective advantages including mineral resources, capital, and technology, to explore, develop, and produce certain mineral properties.

2.0     PROPERTIES FOR THE JOINT VENTURE

        The Parties agree that the properties (the "Properties") for the joint Venture are the areas defined in Schedule A.

3.0     CONTRIBUTION TO THE JOINT VENTURE

3.1     MGMR-XINJIANG

        In consideration for its equity participation, MGMR-XINJIANG shall contribute to the Joint Venture the following assets: (1) the Properties; (2) the exploration permits of the Properties; (3) the data and results which has been collected or created to date on the Properties.

3.2     MINCO

        In consideration for its equity participation, MINCO shall contribute to the joint Venture the following assets: (1) certain advanced equipment and technology for mineral exploration development and production; and
        (2) capital.

4.0     EQUITY INTERESTS

        After the establishment of the Joint Venture and the assessment of the contribution made by MGMR-XINJIANG in terms of existing exploration results, data, and the Properties, MINCO will provide all funds for the risky exploration activities on the Properties until the completion of a feasibility study (the "Feasibility Study") on one commercial mineral deposit on the Properties (the "MINCO's Earn-In Period"). During MINCO's Earn-In Period, MGMR-XINJIANG would not make capital

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        contributions to the Joint Venture and MINCO's equity interest will be calculated based on its contributions to the Joint Venture using international standard earn-in formula, and MINCO can earn a maximum of 76 percent equity interests in the joint Venture, while MGMR-XINJIANG's equity interest in the Joint Venture will not be less than 24 percent.

        After taking the rights and interests of each Party into consideration, all the capital required during development and production phases after the Feasibility Study will be contributed 19 percent by MGMR-XINJIANG and 81 percent by MINCO in order to maintain the equity interests of 76 percent for MINCO and 24 percent for MGMR-XINJIANG in the Joint Venture. The net profits of the Joint Venture will be shared in accordance with the respective equity interests of each of the Parties after both Parties recover their investments in the Joint Venture.

5.0     OPERATION AND MANAGEMENT OF THE JOINT VENTURE

        The Joint Venture will be managed and operated in accordance with the Law of the PRC on Sino-Foreign Co-operative Joint Venture enterprises and other relevant Chinese laws and regulations as well as sound internationally accepted policies, standards and practices.

        The Joint Venture will be managed by a board of directors which will possess the highest authority over the operation and management of the Joint Venture. Each Party will appoint a number of directors and MINCO will has a majority position on the board of directors of the Joint Venture.

6.0     FORM AND DURATION OF THE JOINT VENTURE

6.1     FORM

        The Parties agree that the form of the Joint Venture is a Co-operative joint venture constituted as a separate legal person.

6.2     TERM

        The term of the Joint Venture shall commence on the date on which the Joint Venture is established and shall continue for a period of thirty
        (30) years such period to be extendible upon mutual agreement between the Parties.

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7.0 - UNDERTAKINGS LEADING TOWARDS A JOINT VENTURE CONTRACT

     In order to complete the Joint Venture Contract as soon as possible, the Parties agree to undertake the following activities as set out below:

     1. After the execution of this Co-operation Agreement, MGMR-XINJIANG will provide the Joint Venture and MINCO with all available data (the "Data") on the Properties. A list of the Data is attached as Schedule B to this Co-operation Agreement.

     2. Upon receiving the Data set out above, MINCO will assess the exploration and investment potential of the Properties in a timely fashion and will then confirm to MGMR-XINJIANG the level of their interest in the Properties.

     3. MINCO will conduct site visits to the Properties in a timely fashion to finalize the areas for co-operation. MGMR-XINJIANG will provide to MINCO all reasonable and necessary assistance.

     4. As soon as possible after executing this Co-operation Agreement, MGMR-XINJIANG will obtain approval from the appropriate Chinese government authorities to allow MGMR-XINJIANG and MINCO to enter the Joint Venture Contract and to form the Joint Venture (the "Government Approval"). MGMR-XINJIANG will exercise its best efforts to seek the Government Approval. MINCO will provide to MGMR-XINJIANG all reasonable assistance.

     5. Upon receiving the Government Approval in respect of the Properties, the Parties will appoint an independent evaluator to assess the contributions made by each of the Parties to the proposed Joint Venture, including particularly, but not limited to, the exploration permits, the previous exploration work, and data collected and created by MGMR-XINJIANG.

     6. After completing the assessment of the contributions as set out above, the Parties will negotiate a full and final Joint Venture Contract in good faith to set up all the details for the Joint Venture.

     7. Upon entering into the Joint Venture Contract in respect of the Properties, the Parties will conduct an exploration, development, and production program.

8.0 - EXCLUSIVE NEGOTIATION AND INVESTMENT RIGHT

     Upon execution of this Co-operation Agreement, MGMR-XINJIANG grants and guarantees MINCO an exclusive right to negotiate and enter into a Joint Venture Contract and to invest in the Properties defined in Schedule A. If, after further exploration work, MINCO decides not to participate further with respect to one or more of such Properties, MINCO shall notify MGMR-XINJIANG in writing of such decision and MGMR-XINJIANG can then enter into a joint venture agreement with any


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     third party with respect to any such Properties thereby released upon receiving such notice.

9.0 - CONFIDENTIALITY OBLIGATIONS

9.1   MGMR-XINJIANG

     MGMR-XINJIANG agrees to preserve the confidentiality of all information obtained pursuant to this Co-operation Agreement (including, without limitation, any documents evidencing agreements between the Parties) and not to disclose such information other than in accordance with the terms of this Co-operation Agreement excluding those Chinese government bodies which have a rights to know.

9.2   MINCO

     MINCO agrees to preserve the confidentiality of all information obtained pursuant to this Co-operation Agreement (including, without limitation, any documents evidencing agreements between the Parties) and not to disclose such information other than in accordance with the terms of this Co-operation Agreement. However, MINCO can disclose such information to regulatory authorities including, without limitation, Canadian government bodies, securities commissions and stock exchanges, to meet the disclosure requirement of such regulatory authorities.

10.0  ASSIGNMENT

     MGMR-XINJIANG agrees that MINCO can assign this Co-operation Agreement to its associated companies, for example, subsidiaries and parent companies. In addition, MINCO will have rights to invite other non-Chinese companies to invest in the Properties. MINCO will form one single legal entity with its non-Chinese joint venture partners to enter the Joint Venture with MGMR-XINJIANG. Similarly, MGMR-XINJIANG will have the right to invite other Chinese companies (but, for greater certainty, not any non-Chinese companies) to invest in the Properties. MGMR-XINJIANG will form one single legal entity with its Chinese joint venture partners to enter the Joint Venture with MINCO.

11.0  GENERAL

11.1  GUARANTEE DEPOSIT

     MINCO agrees to pay MGMR-XINJIANG US$50,000.00 as a guarantee deposit (the "Guarantee Deposit") for the Data provided by MGMR-XINJIANG on the Properties before MINCO can use the Data. The Guarantee Deposit will be fully refunded to MINCO ounce exploration work is carried out on one of the Properties. If no exploration work is carried out on any of the Properties, the Guarantee Deposit will be non-refundable.


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11.2  LANGUAGE

     This Co-operation Agreement is written in duplicate in both Chinese and English, with both texts having equal authority.

11.3  COUNTERPARTS

     This Co-operation Agreement, and any notices or other documents permitted or required by it, may be executed in counterparts, including copies which have been executed and then delivered by facsimile transmission.

IN WITNESS WHEREOF the Parties have duly executed this Co-operation Agreement as of the date and year first above written.


BUREAU OF GEOLOGY AND MINERAL RESOURCES
OF XINJIANG UYGUR AUTONOMOUS REGION


Per:   __________________
       Tian Jianrong


Title: Vice Director



MINCO MINING & METALS CORPORATION


Per:   _________________
       Ken Z. Cai

Title: President & Chief Executive Officer



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                                   SCHEDULE B

                                LIST OF THE DATA












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Re: Amendments to Appendix A of the Agreement between Minco Canada and Xinjiang
    Bureau of Geology and Mineral Resources on May 27.

    Following the initial study of the geological information, engineers from Minco Canada have made some revisions to the selected areas of exploration in Appendix A of the Agreement on May 27.

Kushitai Region (N O 3)
(I) N: 42 degrees 19 feet 00 inches     (J) N: 42 degrees 26 feet 00 inches
    E: 81 degrees 05 feet 00 inches         E: 82 degrees 00 feet 00 inches
(K) N: 42 degrees 36 feet 00 inches     (L) N: 42 degrees 41 feet 00 inches
    E: 82 degrees 00 feet 00 inches         E: 82 degrees 45 feet 00 inches
(M) N: 43 degrees 13 feet 00 inches     (N) N: 42 degrees 45 feet 00 inches
    E: 82 degrees 45 feet 00 inches         E: 81 degrees 05 feet 00 inches
Aikendaban Region (N O 4)
(O) N: 43 degrees 47 feet 00 inches     (P) N: 43 degrees 00 feet 00 inches
    E: 84 degrees 00 feet 00 inches         E: 86 degrees 00 feet 00 inches
(Q) N: 43 degrees 00 feet 00 inches     (R) N: 43 degrees 20 feet 00 inches
    E: 84 degrees 00 feet 00 inches         E: 86 degrees 00 feet 00 inches
Vulansayi Region (N O 5)
(S) N: 42 degrees 00 feet 00 inches     (T) N: 42 degrees 00 feet 00 inches
    E: 84 degrees 45 feet 00 inches         E: 86 degrees 00 feet 00 inches
(U) N: 42 degrees 37 feet 00 inches     (V) N: 42 degrees 57 feet 00 inches
    E: 86 degrees 00 feet 00 inches         E: 84 degrees 41 feet 00 inches
(W) N: 42 degrees 37 feet 00 inches     (X) N: 42 degrees 25 feet 00 inches
    E: 84 degrees 00 feet 00 inches         E: 84 degrees 45 feet 00 inches
Saluntai Region (Additional)
(1) N: 43 degrees 00 feet 00 inches     (2) N: 43 degrees 00 feet 00 inches
    E: 86 degrees 00 feet 00 inches         E: 86 degrees 30 feet 00 inches
(3) N: 42 degrees 40 feet 00 inches     (4) N: 42 degrees 40 feet 00 inches
    E: 86 degrees 00 feet 00 inches         E: 86 degrees 30 feet 00 inches

Unrevised parts will be executed according to the Appendix of the original Agreement.

/s/
Xinjiang Bureau of Geology &
Mineral Resources                            Minco Canada